Exhibit 99.2

Shenandoah Telecommunications Company

Annual Shareholders' Meeting

Virtual Meeting - www.virtualshareholdermeeting.com/SHEN2020

April 21, 2020

11:00 a.m.

[Slide 1 on screen]

CHRIS FRENCH

Good morning, ladies and gentlemen, and welcome to the Shenandoah Telecommunications Company Annual Meeting of Shareholders. I am Christopher French, Chairman of the Board, President and Chief Executive Officer of your company, and I’ll be acting as the Chairman of today’s meeting. I'm so pleased to have you join this webcast, and I want to open by thanking the Shentel Board of Directors, all of whom are joining us virtually today.

And thank you to the Shentel leadership team, and our many Shentel employees throughout the Mid-Atlantic region, who have joined us as well.

If you've attended a Shentel annual shareholder meeting in years past, you'll notice immediately that today's meeting is a little different. Typically we host well over a hundred shareholders at our headquarters in Edinburg, conduct our formal business, provide updates on our accomplishments and progress, and enjoy time together socializing over lunch immediately following the meeting. Unfortunately, this year we’ll miss the lunch and the ability to reconnect on a personal level.

Today we are all in a very unique moment in time. It was neither appropriate nor even possible to gather in Edinburg for our typical annual meeting. The world is grappling with a health issue of enormous scale, and great human impact, as we navigate COVID-19. I hope each of you are taking actions in the best interest of your families and your community. Our employees and management team have all adjusted to a new way of doing business, implementing best practices for keeping our employees safe while continuing to deliver our services to customers who are now relying on our services and networks more than ever. Dave Heimbach, our COO, will provide information about the company’s response in his report later in the meeting.

We will conduct our formal business first, and then you will hear from our management team about the results and accomplishments in 2019, as well as the company’s current financial and operational status. At the end we will also respond to questions submitted by shareholders.

It is now 11:__ am, and this meeting is officially called to order.

[Slide 2] I’d first like to introduce the members of our Board of Directors. In addition to myself, the Directors are: Thomas A. Beckett; Tracy Fitzsimmons; John W. Flora; Richard L. Koontz Jr.; Dale S. Lam; Kenneth L. Quaglio; and, Leigh Ann Schultz.

Also joining us today are representatives of KPMG, our independent auditors, led by partner Jerry Elkins.

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Members of the senior management team participating with me today are: Dave Heimbach, our Executive Vice President, and Chief Operating Officer; Jim Volk, our Senior Vice President -Finance, and Chief Financial Officer; and Ray Ostroski, our Vice President-Legal, and General Counsel, and will also serve as Secretary of this meeting.

We will now begin the formal business meeting, and I will ask Ray to lead us through the formal agenda items.

RAY OSTROSKI

[Slide 3] The principal business of today’s meeting, as described in the Company’s proxy statement, is the following:

-	to vote upon a proposal to elect three directors of the Company to the Board of Directors for a term expiring at the annual meeting of shareholders in the year 2023;
-	to ratify the Audit Committee’s selection of KPMG LLP as the Company’s independent registered public accounting firm for 2020; and
-	to approve, in a non-binding vote, the Company’s named executive officer compensation.

There were no shareholder nominations or proposals for business for this meeting filed with the Secretary. Resolutions were adopted by the Board of Directors of the Company, providing for the meeting to be held at this time and directing that notice be given as provided in the bylaws. The Board also fixed February 21, 2020, as the record date for determining persons entitled to notice of, and to vote at, this meeting. In addition, the Board of Directors adopted resolutions authorizing shareholders to participate by means of remote communication at this meeting.

Official notice of the meeting was given to all shareholders of record by mail. The Company commenced the delivery of the notice to shareholders, together with a notice of availability of the proxy statement and other materials necessary to vote at this meeting, on March 3, 2020. In addition, the Company mailed a supplemental notice on [March 31,] 2020, to shareholders as of the record date pursuant to which notice was given that this meeting would be held solely by means of remote communication. I submit for inclusion in the record of this meeting an affidavit to that effect.

The Company has appointed Mr. Kirk Andrews as Inspector of Election. Broadridge Financial Solutions will tabulate the votes for today’s meeting.

There are 49,828,581 shares of common stock entitled to vote as of the February 21, 2020 record date. There are [_________] shares present at this meeting by proxy, and I find that proper notice has been given and that a quorum is present. Accordingly, this meeting has been properly convened.

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CHRIS FRENCH

Thank you Ray. It is 11:[__] a.m., Eastern time, and I now declare the polls for voting are open. Ray, would you please present the matters to be voted upon?

RAY OSTROSKI

Proposal 1

The first proposal we will consider is the election of directors.

Under the Company’s articles of incorporation, our Board of Directors is divided into three classes. The terms of office of the three current classes of directors expire at this annual meeting, at the annual meeting of shareholders in 2021 and at the annual meeting of shareholders in 2022, respectively.

Tracy Fitzsimmons, John W. Flora and Kenneth L. Quaglio have been nominated to the class with a three-year term that will expire at the annual meeting of shareholders in 2023.

Information concerning their principal occupations, their service with the Company, and other matters that may be of interest are contained in the proxy statement. No nominations may be made at this meeting, and I therefore declare nominations to be closed.

Approval of the nominees requires the affirmative vote of a majority of the votes cast at this meeting. The Board of Directors has unanimously recommended that shareholders vote “FOR” the election of the foregoing nominees to serve as directors.

Proposal 2

The next item of business is the ratification of the Audit Committee’s appointment of KPMG LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2020. The report of the Audit Committee is contained in the proxy statement.

Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2020 will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against approval of the proposal. The Board of Directors has unanimously recommended that shareholders vote “FOR” ratification of the appointment of KPMG LLP.

Proposal 3

In our last item of business, shareholders are asked to approve, in a non-binding vote, the named executive officer compensation. This proposal is described in the proxy statement, along with the Board’s reasoning for recommending its approval.

Under the SEC rules, the vote on this proposal is not binding on the Board of Directors or the Company. Although the vote is non-binding, the Board and the Compensation Committee will review and consider the voting results when evaluating our executive compensation program. The proposal will be approved if the number of votes cast in favor exceeds the number of votes cast against the proposal.

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The Board of Directors has unanimously recommended that shareholders vote “FOR” the approval of the compensation of the Company’s named executive officers.

Mr. Chairman, there are no other matters upon which to vote at this meeting.

CHRIS FRENCH

Thank you Ray. As previously announced, the polls for voting are open.

If you have previously voted your proxy online, or completed and mailed a proxy card, it will be voted as you have instructed, and it is not necessary to vote now unless you wish to change your votes. For any shareholder who has not yet voted, or wants to change your vote, please do so now by clicking on the voting button on the meeting’s web portal and following the instructions there. Again, if you have previously voted, and do not want to change your vote, you do not need to take any further action.

[PAUSE FOR VOTING – short pause]

Now that everyone has had the opportunity to vote, I declare the polls for voting on the matters before this meeting are hereby closed, and the Inspector of Election will tabulate the votes.

Ray, would you please present the Inspector of Election’s preliminary report on the vote?

RAY OSTROSKI

The Inspector of Election has provided me with a preliminary report on the voting. Based on the preliminary voting report, I am pleased to announce that all of the directors standing for reelection have been elected and that the other two proposals have been approved. The final voting results will be reported by the Company in a Form 8-K to be filed with the Securities and Exchange Commission within 4 business days following today’s meeting.

The final report of the Inspector of Election will be filed with the minutes of this meeting. The final results will also be reported by the Company in a Form 8-K filed with the SEC within four business days.

CHRIS FRENCH

This concludes the formal business of today’s meeting.

Before I turn the meeting over to Jim and Dave to give the reports on the Company’s financial results and operations, let me point out the disclosures regarding forward-looking statements and our use of non-GAAP financial measures. [Slide 4] Our presentations include “forward-looking statements” in accordance with the rules of the Securities and Exchange Commission, and they may contain our current expectations of future events. Also, [Slide 5] some of the performance metrics we discuss are not determined in accordance with generally accepted accounting principles, or GAAP, but they are commonly used in our industry and we believe they can provide relevant and useful information regarding our Company’s performance.

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I’ll now turn it over to Jim Volk, our Chief Financial Officer. [Slide 6]

JIM VOLK

Thanks Chris and good morning to all our shareholders.

Turning to slide 7, consolidated revenues grew $3.0 million from 2018 to $633.9 million in 2019, driven by $10.8 million in Broadband revenue growth partially offset by a $7.1 million decline in the Wireless segment. The Wireless segment was adversely affected by the ongoing dispute with Sprint in resetting the travel fee. We recognized $12 million in lower travel revenue in 2019 compared to 2018. Excluding travel revenue, consolidated revenues grew 2.4% from 2018 to 2019 which is more consistent with prior year.

Consolidated Adjusted Operating Income Before Depreciation and Amortization, or “OIBDA”, was $260.9 million as compared to $264.6 million in 2018 and $244.6 million in 2017. Excluding travel revenue, Adjusted OIBDA grew approximately 3.4% in 2019.

On slide 8, Operating income grew 4.1% in 2019 to $97.0 million driven by top line revenue growth and lower depreciation expenses relating to our Ntelos acquisition in 2016. Fully diluted earnings per share grew 18.3% to $1.10 per fully diluted share in 2019. Please note that $53.4 million or $1.07 of earnings per share in 2017 was due to a one-time non-cash benefit from the change in corporate tax rates from tax reform act passed in 2017.

The 2019 financial performance adds to our impressive long term results. Slide 9 shows ten years of our net income per diluted share history. Our long-term shareholders are familiar with the occasional periods where we experience a short-term negative impact from the launch of new growth initiatives. Two recent examples are the net income declines in 2011 due to our cable acquisitions, and the 2016 drop driven by the acquisition and conversion of nTelos into our PCS business. This is a natural result of needing to first deploy capital in new markets or new technologies, before being able to generate growth from these investments. You can see how these investments pay off when you look at the long term trends, such as the almost three-fold increase in earnings per share shown over the time-period on this slide.

As many of you are aware, Shentel has a long history of returning some of our earnings each year to our shareholders. Slide 10 reflects the cash dividend per share history. 2019 marked the 60th consecutive year of paying a cash dividend and the 7th consecutive year of increasing the dividend. Our Board of Directors authorized a 7.4% increase in the cash dividend to $0.29 in 2019.

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As noted on slide 11, we continue to generate strong cash flow. Normalized free cash flow, excluding the capex for the new Glo Fiber and fixed wireless broadband services, grew 7.9% to an all-time record of $139.2 million driven primarily by our Wireless segment.

We continued to take a balanced view to capital allocation in 2019. Consistent with the long history of innovation and re-investing profits back into the business to drive long-term growth, we announced and invested $35.5 million in 2019 in the development of new Broadband services. Glo Fiber, our fiber to the home service, was launched in Harrisonburg, Staunton, Winchester and Front Royal in the past six months. We also announced the development of a fixed wireless broadband service to under-served communities that don’t have a landline broadband service available. We expect this service to launch in the second half of this year. Dave will provide more details on both new services shortly. We also invested $10 million in a Broadband acquisition in Kentucky and returned $21.1 million of value to shareholders through both our growing dividend as we just discussed and with a Board of Directors authorized share repurchase program that became effective in November. Lastly, we used $53.2 million to repay debt to qualify for the lowest borrowing rate in our term loan agreement. We expect to take a similar balanced view to deploying capital in 2020.

Now turning to our operating segments on slide 12, our Wireless operating revenues for 2019 decreased $7.1 million to $443.4 million as a result of the travel revenue dispute with Sprint. Excluding travel revenue, 2019 Wireless revenue grew 1.1% or $4.9 million due to $3.2 million increase in postpaid and prepaid revenue from approximately 6% growth in subscribers and $1.6 million increase in roaming and reseller revenues.

Adjusted OIBDA for the Wireless segment for 2019 decreased $8.4 million to $204.7 million due to the revenue decline of $7.1 million and slightly higher expenses of $1.6 million.

On slide 13, revenue in our Broadband segment grew $10.8 million or 5.9% year over year to $193.9 million in 2019 driven by an increase of $10.1 million or 8.2% in cable residential and Small and Medium Business revenue primarily from an increase in broadband Revenue Generating Units, $3.3 million or 13.4% growth in fiber enterprise and wholesale revenue due to $2.0 million increase in enterprise revenue and $1.3 million increase in intercompany backhaul revenue from replacing high priced circuits in our Wireless segment partially offset by a $3.2 million or 12.3% decline in local telephone revenues.

Broadband Adjusted OIBDA for 2019 grew $3.9 million or 4.9% to $83.8 million compared to $79.9 million in 2018. Higher revenues were offset by $6.9 million in higher expenses from expanding our broadband network and subscribers including $2.9 million in Glo Fiber start-up expenses.

Moving to our tower segment on slide 14, 2019 revenue grew 6.5% year over year to $13.0 million and Adjusted OIBDA grew 8.6% to $7.9 million due to a 10.1% increase in tenants and 2.5% increase in the lease rates.

Turning to our balance sheet on slide 15, as of December 31, 2019 we had $732 million of debt outstanding with an average interest rate of 3.26%. Our net leverage ratio was 2.48x using annualized 4Q19 Adjusted OIBDA. We ended the year with $177 million in liquidity including $75 million in available revolving line of credit. Our strong balance sheet, cost of capital and cash flow generation will be a key advantage in managing through the ongoing COVID-19 crisis and growing our business long-term.

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And now, I'll turn the call over to Dave. [Slide 16]

DAVE HEIMBACH

Thanks, Jim.

As Chris and Jim have already pointed out, 2019 was another great year of execution at Shentel in spite of all of the uncertainty we faced in our Wireless business with the protracted Sprint & T-Mobile merger approval process. This year has brought on additional uncertainty with the advent of the coronavirus pandemic. We have taken a number of steps to protect the safety and wellbeing of our employees and customers while balancing the need to continue operating as an essential service provider in the communities we serve. Specifically, we have enacted travel and visitor restrictions and limited in-person meetings while enabling remote working for all employees who can safely and effectively do so. We have made every effort to outfit our technicians and retail employees who interface with customers in our stores or in their homes or place of business with personal protective equipment while maintaining strict guidelines on social distancing and general hygiene in accordance with state and federal guidelines.

For our customers, we have ensured the continuity of our operations including the uninterrupted performance of our geographically redundant and diverse fiber facilities that power our core network. All network devices support secure remote management and performance monitoring capabilities from our 24x7 Network Operations Center, now working remotely together with our customer service and technical support groups. To assist our customers who are working or studying from home during this unprecedented time, we have temporarily increased the minimum download speed tier in our cable markets for over 27,000 customers to 50 Megabits per second and increased all broadband data plans with data allowances by 250 Gigabytes. At the end of March we launched a new 25 Megabits per second broadband data service under our Flex prepaid brand for an affordable $25 per month. Lastly, in order to ease the burden on our residential and small business broadband data customers who may be temporarily impacted by the coronavirus pandemic, we have temporarily suspended disconnects for customers unable to pay for service at this time. It is our hope that all of these changes to our operation and business practices will enable both the Company and the communities we serve to weather this storm and emerge stronger than ever as restrictions hopefully ease in the coming weeks or months and the devastating economic impacts of this pandemic begin to show signs of recovery.

My first slide today [Slide 17] starts with our Wireless segment and I’d like to first thank our Wireless team. We simply could not be more proud of the Wireless team’s performance in 2019 – it was their dedication to serving our customers that resulted in Shentel becoming the second fastest growing wireless provider in the country delivering the best year in our history in overall Wireless subscriber growth.

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On this slide, we show the key metrics of our postpaid Wireless business. We ended 2019 with approximately 844,000 postpaid subscribers. Every quarter in 2019 was a record quarter in postpaid activations and net additions more than doubled versus the prior year in the fourth quarter on the continued strength of terrific local market execution. The mix shift toward connected devices in our postpaid business continued in 2019 as more consumers activated devices like watches and tablets, however, our higher priced postpaid phone plans increased by 2.4% or approximately 17,500 subscribers. Postpaid ARPU, or Average Revenue Per User, declined approximately $1.46 year over year driven primarily by Sprint promotional discounting and to a lesser extent the increase in the mix of lower priced connected devices in the subscriber base.

Moving to Slide 18, we achieved a net increase of just over 15,000 Prepaid subscribers in 2019 ending the year at approximately 274,000. In contrast to our Postpaid business, Prepaid ARPU increased 1.5% or 55 cents versus the prior year as the mix of our prepaid subscribers on the Boost brand continued to increase slightly to 91.2% of the total subscriber base.

Taken together, Wireless segment net customer additions represented a robust 6.1% year over year increase. Shentel’s unique ability to continue to simultaneously grow both Prepaid and Postpaid subscribers year after year in a highly competitive Wireless industry is a testament to the quality of the Company’s network and the outstanding performance of our local sales and marketing teams.

Slide 19 describes a summary of our Wireless affiliate contract terms with Sprint, now the new T-Mobile. As you probably know, the merger of Sprint and T-Mobile became effective on April 1st. While our current contract runs through November 2029 with two 10-year renewals, the merger approval and corresponding Network Technology, Brand and Combination Conversion Notice provided by T-Mobile to the Company that same day initiated a 90 day negotiation period per the agreement for the parties to negotiate mutually agreeable terms and conditions under which the Company would continue as an affiliate of T-Mobile. The affiliate agreement provides that if T-Mobile and the Company have not negotiated a mutually acceptable agreement by July 1st which is the end of the 90 day period, then T-Mobile would have a period of 60 days thereafter to exercise an option to purchase the assets of our Wireless operations for 90% of the “Entire Business Value” (as defined under our affiliate agreement). If T-Mobile does not exercise its purchase option, the Company would then have a 60 day period to exercise an option to purchase the legacy T-Mobile network and subscribers in our service area. If we do not exercise our purchase option, T-Mobile must sell or decommission its legacy network and customers in our service area. We do not intend to provide any additional updates or make any additional comments regarding our ongoing negotiations with T-Mobile unless and until it is appropriate to do so.

Turning to our Broadband segment [Slide 20], Total Revenue Generating Units grew 3.4% in 2019 to approximately 169,000 compared to approximately 163,500 in the prior year. We continue to see solid growth in broadband data subscribers while video subscribers continue to decline in the face of ever-rising content costs and the continued rise of over-the-top streaming services by companies such as Netflix, Hulu, Amazon & YouTubeTV. These trends in the industry and changing consumer habits are what underpinned our multi-year investment strategy to upgrade our cable markets with the latest technology called DOCSIS 3.1, which among other benefits enables 1 gigabit per second download speeds. We successfully completed these upgrades in 2019 and simultaneously launched a new rate card with higher speeds at a better value for our customers. In addition, average revenue per customer increased to $114.20 year over year driven by a combination of broadband speed upgrades and annual video price increases.

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Turning to Slide 21 the investments in the network coupled with improvements in customer service and the launch of the new Powerhouse-branded rate card improved our broadband data penetration to an impressive 40.3% at the end of 2019. Notably, we have enjoyed 8 consecutive quarters of year over year broadband data churn improvement with a 20 basis point reduction in broadband data subscriber churn versus prior year. Lastly, in 2018 over half of our broadband data subscribers were on rate plans of 10 megabits per second or less; now, two thirds of subscribers are on plans of 25 megabits per second or higher with an average subscribed download speed of 63 megabits per second, well out of the reach of our DSL competitors. I’m very pleased with our team’s continued progress in achieving our goal of constructing an even deeper competitive moat in the cable markets we serve.

Turning to Slide 22 and tower segment, we added 17 towers in 2019 and increased total tenants by 10% year over year to 404. We have 11 towers planned for construction in our 2020 plan and had a backlog of over 140 open orders related to upgrades of existing tenants or the addition of new tenants at the end of 2019.

We shared with you last year at this meeting that we planned to continue to invest aggressively in fiber in the years ahead as well as pursue emerging technologies like Fixed Wireless Broadband to fuel future growth. [Slide 23] On this slide, I’m pleased to report that 2019 marked a major accomplishment in the pursuit of our long term growth objectives through the launch of our new Fiber to the Home initiative called Glo Fiber. Glo Fiber offers a compelling suite of services with residential Internet speeds up to 2 gigabits per second paired with a whole home WiFi offering. We also offer 4 tiers of video service delivered via our Glo-branded streaming app and a residential voice offering delivered via Voice over IP. In addition, another major achievement in 2019 was our acquisition of 2.5 GHz licensed spectrum assets in portions of Virginia, West Virginia and Ohio covering over 1M people and 300,000 targeted households to power our new Fixed Wireless Broadband offering slated for launch later this year. Our new Fixed Wireless Broadband offering will be capable of 100 Megabit per second download speeds in less densely populated areas of our footprint where customers don’t have access to high speed broadband service from fixed line competitors. On this slide, we have also depicted our fiber and cable footprint including the coverage area of our newly acquired spectrum as well as a table to summarize our progress in each Glo Fiber market. Construction is well underway in our first four markets which include Harrisonburg, Staunton, Front Royal and Winchester, Virginia. We will also begin construction this year in Lynchburg and Salem, Virginia and recently received franchise approval in Roanoke. Together, these first 7 markets comprise just over 77,000 target passings and a tremendous new growth opportunity for 2020 and beyond.

My final slide [Slide 24] shows the amount we have invested in our networks over the past three years and what we expect to spend in 2020. Capital expenditures were $139 million at the end of 2019 as compared to $137 million in 2018. We have budgeted $136 to $154 million for 2020 with approximately one third of capital allocated for the expansion of our Glo Fiber and Fixed Wireless Broadband networks. The stepdown in wireless spend year over year relates to a deferral of certain network expansion projects in the Richmond Sliver territory as we await further clarity on the impact to our wireless business related to the Sprint and T-Mobile merger.

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Lastly, I would like to thank all of our hardworking employees for their relentless and selfless commitment to our customers. While we are enduring a very uncertain and unprecedented time both locally and globally with the advent of the COVID-19 pandemic, your Company is poised for continued, sustainable long-term growth as an essential service provider to the communities we serve.

Thank you for your time today and I will now turn the presentation back over to you, Chris. [Slide 25]

CHRIS FRENCH

Thanks Dave.

I think these reports give everyone a good appreciation of how 2019 was another successful year. I’d now like to take a moment to provide some perspective on our longer term success, and the value that has been created for our shareholders.

Our long-term shareholders know that our company has a history of being willing to make the investments needed to generate long-term growth. We sometimes incur short-term costs before being able to earn a good return on that investment. As a growth company, shareholder value is predominantly provided through long-term appreciation in the value of our common stock. In prior years, I’ve shared with you this slide [Slide 26] providing a view of what one original Farmers Mutual share has become in shares of Shenandoah Telecommunications. This chart shows the past twenty years for both the split adjusted share price and the end of period value for our stock. Twenty years ago, the one original mutual share had evolved into 1,440 shares of Shenandoah Telecommunications, and the stock was trading for about $32.13 at the end of 2000, for a total value of about $46,300. With subsequent splits and increases in our stock price, the one original share is now 17,280 shares of Shentel, and at a recent price of over $51.00 per share, represented a total investment value of more than $880,000.

Our long-term success comes from our ability to continue providing quality services and real value to customers, and we will continue to make decisions that are for the long-term benefit of our shareholders. I remain confident in the ability of your Board of Directors, management team, and our employees, to continue to earn your support.

This concludes our management reports, and we’ll now turn to questions from shareholders. [Slide 27] We will begin with any that we received in advance of today’s meeting, and will then take questions that shareholders entered today on the web portal. For shareholders that want to ask questions right now, please type your question into the space provided on the meeting webpage. Please try to be succinct in stating your question. Please note we will attempt to answer as many questions as time allows, but only questions that are appropriate and germane to the meeting will be addressed. We will also skip questions that we believe are duplicative or covered by another question. If we receive more questions than we are able to answer, we will post those questions and our answers on our website shortly after today’s meeting.

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Our first question…

That concludes our Q&A session this morning. [Slide 28]

I thank you all for joining us this morning, and trust that you and your families will stay safe.

This meeting is now adjourned.

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